Freeport-McMoRan Copper & Gold Inc. Completes Sale of

$1.1 Billion of 5½% Convertible Perpetual Preferred Stock and Completes Acquisition of 23.9 Million Common Shares

NEW ORLEANS, LA, March 30, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has completed its private offering of $1.1 billion of Convertible Perpetual Preferred Stock.  This amount represents a $100 million increase in the offering as a result of the exercise of the initial purchasers’ option.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “We are pleased with the success of this transaction.  It expands our investor base and provides our common shareholders greater participation in the value of our Grasberg copper and gold mining complex, all with no increase in our debt.  We look forward to continuing our long-term and mutually beneficial partnership with Rio Tinto through their joint venture participation in our Grasberg operations.”

The preferred stock will have a liquidation preference of $1,000 per share, and cumulative cash dividends at a rate of 5½% per annum, payable quarterly when declared by the Board of Directors. The preferred stock will be convertible into 20.7 million shares of FCX common stock, equivalent to a conversion price of $53.186 per share of common stock, reflecting a 40 percent conversion premium to the $37.99 per share closing price of FCX’s common shares on the New York Stock Exchange on March 24, 2004.  The conversion rate will be subject to adjustments in certain circumstances and the preferred stock may not be called for redemption by FCX prior to March 30, 2009, and thereafter may be called at FCX’s option if FCX’s common stock price exceeds 130 percent of the conversion price.

The offering generated net proceeds of approximately $1,067 million.  FCX used approximately $881.9 million of net proceeds to acquire 23.9 million shares of FCX common stock owned by Rio Tinto at approximately $36.85 per share.  This transaction was also completed today.  The remainder of the net proceeds will be used for general corporate purposes.  As a result of this transaction, FCX’s class B common shares outstanding approximate 177 million shares.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our website at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as the use of proceeds for general corporate purposes.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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